Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-192188), of our report dated June 24, 2014 with respect to the statements of net assets available for plan benefits of the MG Advantage 401(k) Plan as of December 31, 2013 and 2012, the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i - schedule of assets (held as of end of year) as of December 31, 2013, which report appears in the December 31, 2013 Annual Report on Form 11-K of the MG Advantage 401(k) Plan.

/s/ Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

June 24, 2014

Glen Allen, Virginia